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                                 EXHIBIT 11
                                 ----------

COMPUTATION OF PER SHARE EARNINGS

                                         Year Ended December 31,
                                  1996            1995            1994
------------------------------------------------------------------------
(Amounts in thousands, except per share data)

PRIMARY
  Average shares
    outstanding                  21,892          14,738          11,050
  Net effect of
    dilutive stock
    options-based on
    the treasury stock
    method using average
    market price                    317              93              78
                                 ------          ------          ------
    TOTAL                        22,209          14,831          11,128
                                 ======          ======          ======

Net income                       $7,023          $1,935          $2,053
                                 ======          ======         =======

Per share amount                 $ 0.32          $ 0.13          $ 0.18
                                 ======          ======         =======


FULLY DILUTED*
Average shares
  outstanding                    21,892          14,738          11,050
Net effect of
  dilutive stock
  options-based on
  the treasury stock
  method using period-
  end market price,
  if greater than
  average market price              398             199              84
                                 ------          ------          ------
  TOTAL                          22,290          14,937          11,134
                                 ======          ======          ======

Net income                      $ 7,023         $ 1,935         $ 2,053
                                =======         =======         =======

Per share amount                $  0.32         $  0.13         $  0.18
                                =======         =======         =======

*  This information is presented for informational purposes.